Exhibit 99.1

News Release

ascena retail group, Inc. reports

FOURTH quarter AND FISCAL YEAR 2012 results

– consolidated comparable store sales increase 3% FOR

THE QUARTER AND 5% FULL YEAR–

– company PROVIDES fiscal 2013 earnings guidance –

SUFFERN, NY – September 19, 2012 – Ascena Retail Group, Inc. (NASDAQ – ASNA) today reported financial results for its fiscal fourth quarter and full year ended July 28, 2012.

Ascena’s financial results for its fiscal fourth quarter and full year ended July 28, 2012 reflect its acquisition of Charming Shoppes, Inc. (“Charming”) on June 14, 2012 (the “Charming Acquisition”). Accordingly, operating results for those periods are not comparable to the prior year. In order to enhance comparability, adjusted results that exclude the effect of the Charming Acquisition have been presented to supplement the reported results for all periods of Fiscal 2012. Fiscal 2011 is presented on a GAAP basis. Reference should be made to Note 2 to the consolidated financial statements included elsewhere in this release for a reconciliation of adjusted, non-GAAP financial measures to the most directly comparable GAAP financial measures.

Fiscal Fourth Quarter Results

On a reported basis, income from continuing operations for the fourth quarter of Fiscal 2012 was $11.2 million, representing a decrease to the year-ago quarter’s income from continuing operations of $28.2 million. Earnings per share from continuing operations for the fourth quarter of Fiscal 2012 decreased to $0.07 per diluted share, compared to $0.18 of earnings per diluted share from continuing operations for the fourth quarter of Fiscal 2011. Including the discontinued operations of the newly acquired Fashion Bug and Figi’s businesses, which are intended to be disposed of, net income for the fourth quarter of Fiscal 2012 was $1.6 million and earnings per diluted share was $0.01.

On an adjusted basis, income from continuing operations for the fourth quarter of Fiscal 2012 was $49.0 million, representing an increase to the year-ago quarter’s net income of $28.2 million. Adjusted earnings per share from continuing operations for the fourth quarter of Fiscal 2012 increased to $0.31 per diluted share, compared to $0.18 of earnings per diluted share on a reported basis for the fourth quarter of Fiscal 2011.

Net sales for the fourth quarter of Fiscal 2012 increased 29% to $939.7 million, compared to $725.8 million for last year’s fourth quarter on a reported basis. On an adjusted basis, net sales for the fourth quarter of Fiscal 2012 increased 8%. Such increase was largely driven by strong growth in sales from new stores and e-commerce, as well as an overall comparable store sales increase of 2%, led by Justice at 5%. Consolidated comparable store sales include stores open for at least one year and do not include e-commerce sales results. The Company was pleased to note that e-commerce sales on an adjusted basis, which excludes Charming results, increased 49% to $39 million versus last year’s comparable period. The Company’s comparable store sales and net sales by brand for the fiscal fourth quarter were as follows:

Fourth Quarter Sales (Unaudited)
		Net Sales (millions)
	Comparable Store Sales	July 28, 2012	July 30, 2011
Justice	5%	$291.7	$262.5
Lane Bryant*	3%	119.7	—
maurices	1%	201.5	183.0
dressbarn	1%	290.4	280.3
Catherines*	11%	36.4	—
Total Company	3%	$939.7	$725.8

*Comparable store sales and net sales for Lane Bryant and Catherines include sales from the acquisition date of June 14, 2012 through the end of the fiscal period for all stores that were open in both that period and the comparative period in the prior year.

Gross margin for the fourth quarter of Fiscal 2012 increased to $501.6 million, or 53.4% of sales, compared to $400.2 million, or 55.1% of sales last year on a reported basis. On an adjusted basis, gross margin for the fourth quarter of Fiscal 2012 was $433.7 million, or 55.4% of sales. Gross margin improvement of 30 basis points on an adjusted basis was primarily due to stronger margin performance at Justice and maurices, offset in part by lower margins at dressbarn.

Occupancy, distribution and buying costs (“B&O”) expenses for the fourth quarter of Fiscal 2012, which are now presented separately in the consolidated financial statements, were $156.9 million, or 16.7% of sales, compared to $121.4 million, or 16.7% of sales last year on a reported basis. On an adjusted basis, B&O was $126.3 million, or 16.1% of sales. The 60 basis point improvement on an adjusted basis was primarily due to increased leverage on the higher sales volume.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of Fiscal 2012 were $281.7 million, or 30.0% of sales, compared to $200.4 million, or 27.6% of sales last year on a reported basis. On an adjusted basis, SG&A increased 5% to $210.7 million, or 26.9% of sales.

Operating income for the fourth quarter of Fiscal 2012 decreased to $30.8 million, or 3.3% of sales, compared to $54.2 million, or 7.5% of sales last year on a reported basis. On an adjusted basis, operating income increased to $70.4 million, or 9.0% of sales. The increase in operating income as a percent of sales on an adjusted basis was due largely to the increase in gross margin.

Fiscal Full Year Results

On a reported basis, income from continuing operations for Fiscal 2012 was $171.8 million, representing an increase to last year’s income from continuing operations of $170.5 million. Earnings per share from continuing operations for Fiscal 2012 increased to $1.08 per diluted share, compared to $1.05 of earnings per diluted share from continuing operations for Fiscal 2011. Including the discontinued operations of the newly acquired Fashion Bug and Figi’s businesses, net income for Fiscal 2012 was $162.2 million and earnings per diluted share was $1.02.

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On an adjusted basis, income from continuing operations for Fiscal 2012 was $213.8 million, representing an increase versus last year’s amount of $170.5 million on a reported basis. Adjusted earnings per share from continuing operations for Fiscal 2012 increased to $1.34 per diluted share, compared to $1.05 of earnings per diluted share on a reported basis for Fiscal 2011.

Net sales for the full year Fiscal 2012 increased 15% to $3.4 billion, compared to $2.9 billion last year on a reported basis. On an adjusted basis, net sales for Fiscal 2012 increased 10%. Such increase was due to a 5% comparable store sales increase, led by Justice at 8%, and strong growth in sales from new stores and e-commerce. E-commerce sales on an adjusted basis increased 54% to $160 million versus last year. The Company’s comparable store sales and net sales by brand for the full year were as follows:

Fiscal Year Sales (Unaudited)
		Net Sales (millions)
	Comparable Store Sales	July 28, 2012	July 30, 2011
Justice	8%	$1,306.7	$1,150.0
Lane Bryant*	3%	119.7	—
maurices	2%	852.9	776.5
dressbarn	3%	1,037.6	987.5
Catherines*	11%	36.4	—
Total Company	5%	$3,353.3	$2,914.0

*Comparable store sales and net sales for Lane Bryant and Catherines include sales from the acquisition date of June 14, 2012 through the end of the fiscal period for all stores that were open in both that period and the comparative period in the prior year.

Gross margin for Fiscal 2012 increased to $1.9 billion, or 56.0% of sales, compared to $1.7 billion, or 56.7% of sales last year on a reported basis. On an adjusted basis, gross margin for Fiscal 2012 was $1.8 billion, or 56.6% of sales. Gross margin as a percent of sales on an adjusted basis declined slightly due largely to lower margins at dressbarn and maurices.

B&O expenses for Fiscal 2012 were $542.3 million, or 16.2% of sales, compared to $483.4 million, or 16.6% of sales last year on a reported basis. On an adjusted basis, B&O was $511.7 million, or 16.0% of sales. The 60 basis point improvement on an adjusted basis was primarily due to increased leverage on the higher sales volume.

SG&A expenses for Fiscal 2012 were $936.3 million, or 27.9% of sales, compared to $790.2 million, or 27.1% of sales last year on a reported basis. On an adjusted basis, SG&A increased 10% to $865.3 million, or 27.1% of sales. SG&A as a percent of sales on an adjusted basis was flat year-over-year as leverage on sales was offset by stock-based compensation expense.

Operating income for Fiscal 2012 increased slightly to $292.6 million, or 8.7% of sales, compared to $289.8 million, or 9.9% of sales last year on a reported basis. On an adjusted basis, operating income increased to $332.2 million, or 10.4% of sales. The improvement in operating margin on an adjusted basis was largely due to the increase in gross margin, as well as the improved combined leverage in B&O and SG&A expenses described above.

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Fiscal Fourth Quarter Balance Sheet Highlights

The Company funded the purchase of the Charming Acquisition with approximately $600 million of available cash and investments, and approximately $325 million of new borrowings. As of the end of Fiscal 2012, the Company had cash and investments of $168.9 million and total debt of $326.6 million. This compares to $436.1 million of cash and investments and no debt at the end of Fiscal 2011.

The Company repurchased approximately 2.7 million shares at an aggregate cost of $37.2 million during Fiscal 2012.

Commentary

David Jaffe, President and Chief Executive Officer of Ascena Retail Group, Inc., commented, “We are pleased to have completed a landmark year in the history of our company. In addition to executing well at each of our businesses and maintaining a solid pace of quarterly results, we completed yet another transformative acquisition. We are developing detailed, thoughtful plans to fully integrate Lane Bryant and Catherines, eliminating redundancy and capturing meaningful cost savings. We are confident that these moves will drive significant accretion to our future results.”

Fiscal July 2013 Earnings Guidance

The Company’s guidance for adjusted earnings per diluted share from continuing operations for the fiscal year ending July 2013 is in the range of $1.45 to $1.55, excluding one-time, acquisition-related integration and restructuring costs that may be incurred related to the Charming Acquisition. This estimate is based upon various assumptions, including a mid-single digit increase in consolidated comparable store sales. The Company plans to open approximately 180 to 200 stores and close 100 to 120 stores, ending the fiscal year with approximately 3,900 Justice, Lane Bryant, maurices, dressbarn and Catherines stores in operation and achieving approximately $5 billion in net sales.

Conference Call Information

The Company will conduct a conference call today, September 19, 2012, at 9:00 AM Eastern Time to review its fourth quarter fiscal 2012 results followed by a question and answer session. Parties interested in participating in this call should dial in at (617) 847-8706 prior to the start time, the passcode is 38996220. The call will also be simultaneously broadcast at www.ascenaretail.com. A recording of the call will be available shortly after its conclusion and until October 20, 2012 by dialing (617) 801-6888, the passcode is 29318776.

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About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ: ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women and tween girls, under the Justice, Lane Bryant, maurices, dressbarn and Catherines brands. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,800 stores throughout the United States, Puerto Rico and Canada.

For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.charmingshoppes.com, www.shopjustice.com, www.lanebryant.com, www.maurices.com, www.dressbarn.com, www.catherines.com, www.cacique.com, www.figis.com and www.figisgallery.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K for the year ended July 30, 2011 and in its last filed Quarterly Report on Form 10-Q for the quarter ended April 30, 2012.

CONTACT:	Ascena Retail Group, Inc.

Investor Relations

(845) 369-4600

ICR, Inc.

James Palczynski

Senior Managing Director

(203) 682-8229

jp@icrinc.com

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Ascena Retail Group, Inc.

Consolidated Statements of Operations (Unaudited)

(millions, except per share data)

	Fourth Quarter Ended
	July 28, 2012	% of Net Sales	July 30, 2011	% of Net Sales
Net sales	$939.7	100.0%	$725.8	100.0%
Cost of goods sold	(438.1)	(46.6)%	(325.6)	(44.9)%
Gross margin	501.6	53.4%	400.2	55.1%
Other costs and expenses:
Occupancy, distribution and buying expenses	(156.9)	(16.7)%	(121.4)	(16.7)%
Selling, general and administrative expenses	(281.7)	(30.0)%	(200.4)	(27.6)%
Depreciation and amortization expense	(32.2)	(3.4)%	(24.2)	(3.3)%
Operating income	30.8	3.3%	54.2	7.5%
Interest expense	(3.6)	(0.4)%	(0.6)	—
Interest and other income, net	2.0	0.2%	(1.6)	—
Acquisition-related costs	(7.2)	(0.8)%	—	—
Loss on extinguishment of debt	—	—	(4.0)	(0.1)%
Income from continuing operations before income taxes	22.0	2.3%	48.0	6.6%
Provision for income taxes from continuing operations	(10.8)	(1.1)%	(19.8)	(2.7)%
Income from continuing operations	11.2	1.2%	28.2	3.9%
Loss from discontinued operations, net of taxes	(9.6)	(1.0)%	—	—
Net income (loss)	$1.6	0.2%	$28.2	3.9%
Net income (loss) per common share - basic:
Continuing operations	$0.07		$0.18
Discontinued operations	$(0.06)		—
Total net income per basic common share	$0.01		$0.18
Net income (loss) per common share - diluted:
Continuing operations	$0.07		$0.18
Discontinued operations	$(0.06)		—
Total net income per diluted common share	$0.01		$0.18
Weighted average common shares outstanding:
Basic	154.0		155.0
Diluted	159.7		160.6

See accompanying notes.

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Ascena Retail Group, Inc.

Consolidated Statements of Operations (Unaudited)

(millions, except per share data)

	Fiscal Year Ended
	July 28, 2012	% of Net Sales	July 30, 2011	% of Net Sales
Net sales	$3,353.3	100.0%	$2,914.0	100.0%
Cost of goods sold	(1,474.7)	(44.0)%	(1,260.8)	(43.3)%
Gross margin	1,878.6	56.0%	1,653.2	56.7%
Other costs and expenses:
Occupancy, distribution and buying expenses	(542.3)	(16.2)%	(483.4)	(16.6)%
Selling, general and administrative expenses	(936.3)	(27.9)%	(790.2)	(27.1)%
Depreciation and amortization expense	(107.4)	(3.2)%	(89.8)	(3.1)%
Operating income	292.6	8.7%	289.8	9.9%
Interest expense	(4.3)	(0.1)%	(2.5)	(0.1)%
Interest and other income, net	4.7	0.1%	1.1	—
Acquisition-related costs	(14.0)	(0.4)%	—	—
Loss on extinguishment of debt	—	—	(4.0)	(0.1)%
Income from continuing operations before income taxes	279.0	8.3%	284.4	9.8%
Provision for income taxes from continuing operations	(107.2)	(3.2)%	(113.9)	(3.9)%
Income from continuing operations	171.8	5.1%	170.5	5.9%
Loss from discontinued operations, net of taxes	(9.6)	(0.3)%	—	—
Net income (loss)	$162.2	4.8%	$170.5	5.9%
Net income (loss) per common share - basic:
Continuing operations	$1.12		$1.09
Discontinued operations	$(0.06)		—
Total net income per basic common share	$1.06		$1.09
Net income (loss) per common share - diluted:
Continuing operations	$1.08		$1.05
Discontinued operations	$(0.06)		—
Total net income per diluted common share	$1.02		$1.05
Weighted average common shares outstanding:
Basic	153.5		156.1
Diluted	159.4		161.8

See accompanying notes.

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Ascena Retail Group, Inc.

Consolidated Balance Sheets (Unaudited)

(millions)

	July 28, 2012	July 30, 2011
ASSETS

Current assets:
Cash and cash equivalents	$164.3	$243.5
Short-term investments	1.4	54.1
Inventories	533.4	365.3
Assets related to discontinued operations	133.6	—
Deferred tax assets	48.7	25.3
Prepaid expenses and other current assets	158.8	72.3

Total current assets	1,040.2	760.5
Non-current investments	3.2	138.5
Property and equipment, net	674.2	489.0
Goodwill	593.2	234.3
Other intangible assets, net	453.7	184.2
Other assets	42.6	33.1

TOTAL ASSETS	$2,807.1	$1,839.6

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$252.8	$181.9
Accrued expenses and other current liabilities	261.2	162.4
Deferred income	42.7	32.3
Liabilities related to discontinued operations	118.6	—
Income taxes payable	6.1	5.6
Current portion of long-term debt	4.2	—

Total current liabilities	685.6	382.2

Long-term debt	322.4	—
Lease-related liabilities	240.5	169.2
Deferred income taxes	60.6	45.7
Other non-current liabilities	157.1	84.5

Total liabilities	1,466.2	681.6

Equity	1,340.9	1,158.0

TOTAL LIABILITIES AND EQUITY	$2,807.1	$1,839.6

See accompanying notes.

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Ascena Retail Group, Inc.

Segment Information (Unaudited)

(millions)

	Fourth Quarter Ended		Fiscal Year Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Net sales:
Justice	$291.7	$262.5	$1,306.7	$1,150.0
Lane Bryant	119.7	—	119.7	—
maurices	201.5	183.0	852.9	776.5
dressbarn	290.4	280.3	1,037.6	987.5
Catherines	36.4	—	36.4	—
Total net sales	$939.7	$725.8	$3,353.3	$2,914.0

	Fourth Quarter Ended		Fiscal Year Ended
	July 28, 2012	July 30, 2011	July 28, 2012	July 30, 2011
Operating income (loss):
Justice	$24.3	$8.2	$172.5	$129.3
Lane Bryant	(10.1)	—	(10.1)	—
maurices	14.7	14.4	102.7	104.5
dressbarn	31.3	31.6	56.9	56.0
Catherines	(4.0)	—	(4.0)	—
Subtotal	56.2	54.2	318.0	289.8
Less unallocated acquisition-related, integration and restructuring costs	(25.4)	—	(25.4)	—
Total operating income	$30.8	$54.2	$292.6	$289.8

See accompanying notes.

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Ascena Retail Group, Inc.

Notes to Consolidated Financial Statements

Note 1. Basis of Presentation

Discontinued Operations

In connection with the Charming Acquisition, certain acquired businesses have been classified as a component of discontinued operations within the consolidated financial statements.

In particular, the Company announced, contemporaneously with the closing of the acquisition of Charming Shoppes, its intent to cease operating the acquired Fashion Bug business. The Fashion Bug business, consisting of approximately 600 retail stores, is expected to be closed down by early in calendar-year 2013 through an orderly liquidation of the related net assets.

In addition, the Company also announced, contemporaneously with the closing of the acquisition of Charming Shoppes, its intent to sell the acquired Figi’s business. The Figi’s business, which markets food and specialty gift products, is expected to be sold by the one-year anniversary date of the closing of the acquisition of Charming Shoppes.

Given the Company’s intent to exit both of those businesses, they have been appropriately classified as discontinued operations within the consolidated financial statements. As such, assets and liabilities relating to discontinued operations have been segregated and separately disclosed in the balance sheet as of the end of Fiscal 2012. In turn, operating results for those businesses have also been segregated and reported separately in the statement of operations for Fiscal 2012.

Segment Information

In January 2011, the Company completed an internal corporate reorganization and established a new holding company named Ascena Retail Group, Inc., to own the interests of each of the Justice, maurices and dressbarn brands through wholly owned subsidiaries. In connection therewith, beginning in Fiscal 2012, the Company implemented a new methodology to allocate corporate overhead costs to each of its operating segments on a reasonable basis.

As previously disclosed in the Company’s Current Report on Form 8-K filed on December 16, 2011, in order to conform to this new cost allocation methodology, the Company has recasted historically reported segment operating results in order to enhance the comparability of its segmental operating performance. There have been no changes in total net sales or total operating income as a result of this change.

A reconciliation of the Company’s operating income for each segment under the historical and recasted basis of reporting for the three months and fiscal year ended July 30, 2011 is as follows:

Fiscal Fourth Quarter (millions)	July 30, 2011
	As Previously Reported	Adjustment	As Recasted
Operating income:
Justice	$10.7	$(2.5)	$8.2
maurices	16.9	(2.5)	14.4
dressbarn	26.6	5.0	31.6
Total operating income	$54.2	$—	$54.2

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Fiscal Year (millions)	July 30, 2011
	As Previously Reported	Adjustment	As Recasted
Operating income:
Justice	$137.8	$(8.5)	$129.3
maurices	114.7	(10.2)	104.5
dressbarn	37.3	18.7	56.0
Total operating income	$289.8	$—	$289.8

Common Stock Split

On April 3, 2012, the Company issued a two-for-one common stock split, effected in the form of a 100% stock dividend. All common share and earnings per share data presented in the attached unaudited consolidated financial statements has been adjusted to reflect the stock split.

Occupancy, Distribution and Buying Costs Reclassification

Historically, the Company included occupancy, distribution and buying costs within cost of goods sold on the face of its statements of operations. However, in the fourth quarter of Fiscal 2012, in connection with conforming the financial presentation of Charming Shoppes, the Company decided to present each of the aggregate of occupancy, distribution and buying costs and gross margin separately on the face of its statements of operations. In addition, certain costs, such as store utility costs, were reclassified from selling, general and administrative expenses to occupancy, distribution and buying costs. Financial information for all prior periods has been reclassified in order to conform to the current period’s presentation. There have been no changes in historical operating income or historical net income for any period as a result of these changes.

Other Reclassifications

Certain other immaterial reclassifications also have been made to the prior period’s financial information in order to conform to the current period’s presentation.

Note 2. Use of Non-GAAP Financial Measures

To provide investors information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company has provided Fiscal 2012 financial measures in this press release that exclude the effect of the Charming Acquisition that closed effective June 14, 2012. Throughout this release, the term “reported” refers to information prepared in accordance with accounting principles generally accepted in the United States (GAAP), while the term “adjusted” refers to non-GAAP financial information adjusted to exclude the impact of the Charming Acquisition. Management believes that the Charming Acquisition makes comparisons to Fiscal 2011 difficult because the acquisition is included for a partial period in Fiscal 2012, but is not included at all in Fiscal 2011. All information below is presented for the Company’s continuing operations.

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(in millions, except per share amounts)
	Fourth Quarter FY 2012				Fiscal Year FY 2012
	Income before income taxes	Income taxes	Net income	Diluted net income per common share	Income before income taxes	Income taxes	Net income	Diluted net income per common share
Reported basis	$22.0	$10.8	$11.2	$0.07	$279.0	$107.2	$171.8	$1.08
Adjustments:
Effect of Charming Acquisition	48.2	10.4	37.8	0.24	55.0	13.0	42.0	0.26
Adjusted basis	$70.2	$21.2	$49.0	$0.31	$334.0	$120.2	$213.8	$1.34

Net sales:

(in millions)	FY2012
	Fourth Quarter	Fiscal Year
Reported basis	$939.7	$3,353.3
Adjustments:
Effect of Charming Acquisition	(156.1)	(156.1)
Adjusted basis	$783.6	$3,197.2

Gross margin:

(in millions)	FY2012
	Fourth Quarter	Fiscal Year
Reported basis	$501.6	$1,878.6
Adjustments:
Effect of Charming Acquisition	(67.9)	(67.9)
Adjusted basis	$433.7	$1,810.7

Occupancy, distribution and buying expenses:

(in millions)	FY2012
	Fourth Quarter	Fiscal Year
Reported basis	$156.9	$542.3
Adjustments:
Effect of Charming Acquisition	(30.6)	(30.6)
Adjusted basis	$126.3	$511.7

Selling, general and administrative expenses:

(in millions)	FY2012
	Fourth Quarter	Fiscal Year
Reported basis	$281.7	$936.3
Adjustments:
Effect of Charming Acquisition	(71.0)	(71.0)
Adjusted basis	$210.7	$865.3

Operating income:

(in millions)	FY2012
	Fourth Quarter	Fiscal Year
Reported basis	$30.8	$292.6
Adjustments:
Effect of Charming Acquisition	39.6	39.6
Adjusted basis	$70.4	$332.2

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